Exhibit 99

PPG Industries, Inc.
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG Chief Financial Officer William H. Hernandez to retire

PITTSBURGH, Pa., May 21, 2009 – PPG Industries (NYSE: PPG) has announced that William H. Hernandez, PPG senior vice president, finance, and chief financial officer (CFO), and a member of the company’s executive committee, will be retiring. He will transition his responsibilities by the end of 2009.

Hernandez joined PPG as controller in 1990, and he was named vice president and controller in 1994. He was elected to his current position in 1995. Prior to joining PPG, Hernandez was chief financial officer at BorgWarner Automotive. Hernandez serves as a member of the board of directors of Eastman Kodak and has provided leadership for numerous professional and civic organizations. He has been recognized by his peers as one of America’s best CFOs on numerous occasions.

“PPG benefits from a reputation for strong management of financial fundamentals resulting in overall financial strength, and Bill has played a significant role in earning this recognition,” said Charles E. Bunch, chairman and chief executive officer. “We have been very fortunate to have a person of Bill’s caliber fill this key role during a period of dramatic changes in our company and in the global economy. We thank him for his many accomplishments and wish him the best in retirement.”

A native of Pittsburgh, Hernandez earned a bachelor’s degree at the University of Pennsylvania’s Wharton School and a master’s in business administration (MBA) at the Harvard University Graduate School of Business Administration.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2008 were $15.8 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

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